CHAMPION ENTERPRISES, INC. AND REDMAN INDUSTRIES, INC. COMPLETE MERGER

Auburn Hills, MI, October 24, 1996 -- Walter R. Young, Jr., chairman, president and chief executive officer of Champion Enterprises, Inc. (NYSE: CHB) announced today that the merger with Redman Industries, Inc. (NASDAQ: RDMN) was completed. Earlier in the day, shareholders at both companies approved proposals related to the merger at special shareholder meetings. More than 99 percent of Redman stockholders voting approved the merger and more than 99 percent of Champion shareholders voting approved the additional 17.3 million shares to be issued.

"Today is a momentous day for us," said Young. "Just five years ago, Champion had sales of less than $250 million annually. With the merger, our 1995 pro forma sales were $1.4 billion, and 1996 sales will be even higher. Our market capitalization has gone from less than $50 million in 1991, to more than $1 billion currently. More important than historic performance are the growth opportunities the merger with Redman will provide.

"We now have over 3,200 independent retail locations selling our products nationwide. On a combined basis we sold approximately 54,000 homes in 1995 and currently have 49 manufactured housing production facilities. We intend to continue to break new ground in creating homes that the customers desire.

"We are optimistic about the continued long-term growth of the industry as the market expands with new buyers who seek cost-effective, quality homes. Our decentralized organization is quick to recognize what regional customers want. The continued strength in multi-section sales is a good indicator that our homes are beginning to compete effectively with site-built homes.
We are well-positioned to continue capitalizing on that segment of the market, as evidenced by our current combined 55 percent multi-section mix," he explained.

"Longer term, we have increased potential for improvements in manufacturing with the sharing of production technology, materials purchasing, and inventory control," said Young. "Profitability and return on investment are our most important measures. Combined, our 1995 return on equity was in excess of 36 percent. By the end of 1996, we anticipate that Champion will have virtually no debt. Based on our current combined balance sheet, our investment capacity is at least $300 million, ample to continue to grow the organization at better than a 20 percent compound annual growth rate."

Champion will issue 1.24 shares of Champion Enterprises common stock for each outstanding share of Redman common stock. Redman shareholders will receive instructions in the mail shortly, advising them on how to exchange their Redman shares for Champion shares. Redman common stock will stop public trading at the close of business today.

     The merger will be accounted for as a pooling of interests. On that basis, pro forma combined sales for 1995 were $1.4 billion, with net income of $56.3 million, or $1.14 per share, as compared to the $1.01 Champion reported previously. For the nine months ended September 28, 1996, pro forma combined sales were $1.2 billion with net income of $53.4 million. Earnings per share on a pro forma basis for the nine month period were $1.06 compared with $0.99 for Champion alone.

     Champion Enterprises, Inc., headquartered in Auburn Hills, Michigan, is one of the fastest growing companies in the manufactured housing industry and is number two in U.S. market share. The company now operates 49 manufactured housing facilities and is represented by over 3,200 independent retail dealer locations. Champion was cited by Forbes as having the highest five-year average return on equity in the construction industry and by Fortune as one of the "100 Fastest Growing Companies in America."



FACT SHEET


                            PRE MERGER                      POST MERGER

                    Champion            Redman              Pro forma
                    Enterprises, Inc.*  Industries, Inc.    Combined

Stock Symbol        NYSE:CHB            NASDAQ:RDMN         NYSE: CHB

Financial Data
  Year Ended        12/30/95            3/29/96             Combination
  Net Sales         $798 million*       $614 million        $1,412 million
  Net Income        $ 32 million        $ 24 million        $   56 million
  EPS               $1.01               $1.69               $1.14
  Return on Equity  34%                 41%                 36%

Share Information
  Weighted Average
    Shares
    Outstanding     33.5 million        13.6 million        50 million**
  Recent Share
    Price           $21 3/4             $26 3/4             TBD

Operating Data
  Principal markets Midwest & Central   West & Southeast    U.S.
  Market coverage   90% of U.S. and     40 states           U.S. and western
                    western Canada                          Canada
  Homes sold (1995) 29,398              24,557              53,955
  % Multi-section
      (1995)        56%                 53%                 54%
  Number of manu-
    factured
    housing plants  31                  18                  49
  Retail dealer
    locations       2,000               1,400               3,200***
  Employees         6,000               4,000               10,000
  Headquarters      Auburn Hills, MI    Dallas, TX          Auburn Hills, MI


*   Includes commercial vehicle net sales of $57 million.
** One Redman common share was exchanged for 1.24 shares of Champion common shares.
*** Total combined eliminates estimated overlapping dealers.



CHAMPION ENTERPRISES, INC.
UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME
(Dollars in thousands, except per share amounts)



                       13 WEEKS ENDED                   39 WEEKS ENDED
                    SEPT 28,     SEPT 30,    %      SEPT. 28       SEPT 30,    %
                    1996         1995        CHG.   1996           1995        CHG.

Net Sales           $447,111     $368,545    21%    $1,218,501     $1,041,981  17%

Cost of Sales        377,673      312,117    21%     1,028,507        885,049  16%

Selling, general
 and administrative
 expenses             35,778       30,342    18%       101,928         87,033  17%

                     413,451      342,459    21%     1,130,435        972,082  16%

Operating Income      33,660       26,086    29%        88,066         69,899  26%

Net interest income
  (expense)                6           (1)                  77           (417)

Income before
  income taxes        33,666       26,085    29%        88,143         69,482  27%

Income taxes          13,192       10,518    25%        34,781         28,322  23%

Net income         $  20,474     $ 15,567    32%      $ 53,362       $ 41,160  30%

Income Per Share       $0.41        $0.31    32%         $1.06          $0.83  28%


Weighted average
  shares
  outstanding         50,333       49,439               50,216         49,393

Homes sold            16,824       14,064    20%        46,087         40,296  14%


NOTE TO FINANCIAL INFORMATION

Effective March 29, 1996 Champion acquired Grand Manor, Inc. Effective April 26, 1996 Champion acquired Homes of Legend, Inc. For the quarter ended September 28, 1996, these acquisitions had net sales of $28.1 million and segment income of $2.6 million. Champion's results for the nine months ended September 28, 1996 include net sales of $50.1 million and segment income of $4.5 million from these acquisitions.